Exhibit 10.12

NON-EMPLOYEE DIRECTOR
COMPENSATION POLICY

Non-Employee Director Compensation Policy (As adopted on 8/11/2026)
1

KATAPULT HOLDINGS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Katapult Holdings, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Policy”) for his or her Board service following the effective date of this Policy set forth below (the “Effective Date”).

An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted.

The terms and conditions of this Policy shall supersede any prior non-employee director compensation policy or other compensation arrangements for service as a member of the Board between the Company and any Eligible Director.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective on the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter.

For service following the Effective Date:

1)	Annual Board Service Retainer: $200,000 for each Eligible Director

2)	Annual Lead Director Service Retainer: $30,000

3)	Annual Committee Chair Service Retainer

a)	Chair of Audit Committee: $25,000
b)	Chair of Compensation Committee: $20,000
c)	Chair of Nominating and Corporate Governance Committee: $15,000

4)	Annual Committee Member Servicer Retainer

a)	Member of Audit Committee: $10,000
b)	Member of Compensation Committee: $10,000
c)	Member of Nominating and Corporate Governance Committee: $10,000

Non-Employee Director Compensation Policy (As approved as of 8/11/2026)
2

Equity Compensation

Eligible Directors shall receive an annual equity award grant in an amount to be determined by the Board on an annual basis (the “Annual Equity Grant”). The Annual Equity Grant will be governed by the terms of the Company’s 2026 Equity Incentive Plan, as amended (the “Plan”) and the individual award agreement in substantially the form approved by the Board prior to or as of the grant date, setting forth the terms of the Annual Equity Award. Annual Equity Awards may be in any form permitted under the Plan and as determined by the Board and the number of shares subject to an Annual Equity Award shall be calculated based on the closing price of the Company’s common stock on the date immediately prior to the grant date, with the number of shares rounded to the nearest whole share.

As of the Effective Date, the Company has determined that no equity compensation will be granted to Eligible Directors under the Plan on or after the Effective Date through at least December 31, 2026. This Policy will be updated to reflect any equity compensation approved by the Compensation Committee for grants to be made after the Effective Date.

If, in any year other than 2026, an Eligible Director joins the Board between the annual grant dates, upon commencing service, the Eligible Director shall receive a pro-rated Annual Equity Award based on the number of days remaining in the Company’s fiscal year.

Expenses

The Company will reimburse Eligible Directors for reasonable travel and other expenses related to Company business; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses.

Deferral Elections

Pursuant to Section 15 of the Plan, Eligible Directors may elect, by the deadline imposed by the Compensation Committee of the Board in compliance with Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”), to defer delivery of the shares of common stock of the Company that would otherwise be due on the vesting date until a later date as specified in such Eligible Director’s deferral election form; provided, that such Eligible Directors comply with the rules and procedures for such payment deferrals established by the Company and the Plan in compliance with Section 409A of the Code and treasury regulations and guidance with respect to such law.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Nonemployee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 5.4 of the Plan.

Review

The Policy Owner will review this Policy at least once each calendar year.

Non-Employee Director Compensation Policy (As approved as of 8/11/2026)
3